Exhibit 99.1

RESMED INC. ANNOUNCES RECORD FINANCIAL RESULTS FOR THE

QUARTER AND NINE MONTHS ENDED MARCH 31, 2009

SAN DIEGO, California, May 7, 2009 - ResMed Inc. (NYSE: RMD) today announced record revenue and income for the quarter ended March 31, 2009. Revenue for the March 2009 quarter was $227.9 million, an 8% increase (a 16% increase on a constant currency basis) over the quarter ended March 31, 2008. For the quarter ended March 31, 2009, income from operations was $52.5 million and net income was $39.2 million, an increase of 40% and 32%, respectively, compared to the quarter ended March 31, 2008. Diluted earnings per share for the quarter ended March 31, 2009 were $0.51, an increase of 34% compared to the quarter ended March 31, 2008.

SG&A expenses were $70.9 million for the March 2009 quarter, an increase of $0.7 million, or 1% (a 13% increase on a constant currency basis) over the same period in fiscal 2008. SG&A expenses were favorably impacted by the appreciation of the U.S. dollar against international currencies. This increase in SG&A was primarily due to expenses necessary to support sales growth. SG&A costs were 31% of revenue in the March 2009 quarter, compared to 33% in the same period in fiscal 2008.

R&D expenses were $13.9 million for the March 2009 quarter, or approximately 6% of revenue. R&D expenses decreased by 7% (a 22% increase on a constant currency basis) compared to the prior year quarter. R&D was also positively impacted by the appreciation of the U.S. dollar against international currencies, particularly the Australian dollar. R&D outlays reflect ResMed’s continuing commitment to innovation within its product portfolio, as well as an ongoing commitment to clinical research and product development.

Amortization of acquired intangibles of $1.7 million ($1.1 million, net of tax) incurred during the quarter ended March 31, 2009, consisted of amortization of assets associated with our acquisitions of Resprecare, Hoefner, Saime and PolarMed. Stock-based compensation costs incurred during the quarter ended March 31, 2009 of $6.7 million ($4.9 million, net of tax) consisted of expenses associated with stock options granted to employees and our employee stock purchase plan.

For the nine months ended March 31, 2009, revenue was $668.8 million, an increase of 11% over the nine months ended March 31, 2008. For the nine months ended March 31, 2009, income from operations and net income were $132.4 million and $101.1 million, an increase of 25% and 25%, respectively, compared to the nine months ended March 31, 2008. Diluted earnings per share for the nine months ended March 31, 2009 were $1.31 per diluted share, an increase of 28% compared to the nine months ended March 31, 2008.

Inventory, at $147.7 million, decreased by $10.6 million compared to June 30, 2008. Accounts receivable days sales outstanding, at 74 days, increased by 2 days compared to June 30, 2008.

Kieran T. Gallahue, President and Chief Executive Officer, commented, “In the third quarter of fiscal 2009, we continued to show strong growth year over year. Our favorable mix of product sales and market share gains led to a 23% increase in the Americas over the prior year quarter resulting in $122.5 million in revenue. As expected, sales outside the Americas were impacted by currency movements, in particular the depreciation of the Euro against the U.S. dollar. As a result, sales outside the Americas decreased by 6% to $105.4 million, but were up 10% in constant currency terms. Cash flow from operations for the March 2009 quarter was a strong $44.2 million.

“Our gross margin also expanded in Q3. This was a result of an increase in sales of our higher margin products, the depreciation of the Australian dollar and continued efforts to leverage cost efficiencies across our global organization. The market continues to respond well to our full range of products. The Easy Breathe motor technology has set a new standard in performance. Our new masks, including the Swift™ LT for Her and the Activa™ LT are well-positioned to improve patient comfort and compliance. Market efforts to improve compliance are also helping to drive sales of our feature-rich flow generators and our one-of-a-kind wireless Restraxx™ data system. We remain encouraged about the prospects for future market growth as the market for sleep disordered breathing therapy remains highly underpenetrated. As is widely known, there is a high prevalence of sleep-disordered breathing/obstructive sleep apnea in such co-morbidities as cardiac disease and diabetes, as well as in the transportation industry, and there is a vital public health need to diagnose and treat the disease in these groups. We remain committed to bringing innovative new products to market, and plan an active introductory schedule over the next 12-18 months.”

ResMed

ResMed is a leading developer, manufacturer, and distributor of medical equipment for treating, diagnosing, and managing sleep-disordered breathing and other respiratory disorders. We are dedicated to developing innovative products to improve the lives of those who suffer from these conditions and to increasing awareness among patients and healthcare professionals of the potentially serious health consequences of untreated sleep-disordered breathing. For more information on ResMed, visit www.resmed.com.

ResMed will host a conference call at 1:30 p.m. U.S. Pacific Daylight Time today to discuss these quarterly results. Individuals wishing to access the conference call may do so via ResMed’s Web site at http://investor.resmed.com or by dialing (800) 591-6945 (domestic) or +1 (617) 614-4911 (international) and entering conference I.D. No. 54922515. Please allow extra time prior to the call to visit the Web site and download the streaming media player (Windows® Media Player) required to listen to the Internet broadcast. The online archive of the broadcast will be available approximately 90 minutes after the live call and will be available for two weeks. A telephone replay of the conference call is available by dialing (888) 286-8010 (domestic) and +1 (617) 801-6888 (international) and entering conference I.D. No. 31657251.

Further information can be obtained by contacting Connie Bienfait at ResMed Inc., San Diego, at (858) 746-2736; Brett Sandercock at ResMed Limited, Sydney, on (+612) 8884-2090; or by visiting the Company’s multilingual Web site at www.resmed.com.

Statements contained in this release that are not historical facts are “forward-looking” statements as contemplated by the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements regarding the Company’s future revenue, earnings or expenses, new product development and new markets for the Company’s products, are subject to risks and uncertainties, which could cause actual results to materially differ from those projected or implied in the forward-looking statements. Those risks and uncertainties are discussed in the Company’s Annual Report on Form 10-K for its most recent fiscal year and in other reports the Company files with the U.S. Securities & Exchange Commission. Those reports are available on the Company’s Web site.

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RESMED INC. AND SUBSIDIARIES

Consolidated Statements of Income (Unaudited)

(In US$ thousands, except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2009	2008	2009	2008
Net revenue	$227,865	$211,827	$668,776	$600,246
Cost of sales	88,922	85,269	271,682	240,580

Gross profit	138,943	126,558	397,094	359,666

Operating expenses:
Selling, general and administrative	70,866	70,118	212,289	200,644
Research and development	13,882	15,003	46,089	42,935
Amortization of acquired intangible assets	1,677	1,987	5,304	5,725
Restructuring expenses	—	62	—	2,378
Donation to Foundation	—	2,000	1,000	2,000

Total operating expenses	86,425	89,170	264,682	253,682

Income from operations	52,518	37,388	132,412	105,984

Other income (expenses), net:
Interest income (expense), net	2,218	2,268	8,115	6,937
Other, net	(1,142)	3,907	(1,224)	3,301

Total other income (expenses), net	1,076	6,175	6,891	10,238

Income before income taxes	53,594	43,563	139,303	116,222
Income taxes	14,396	13,879	38,225	35,553

Net income	$39,198	$29,684	$101,078	$80,669

Basic earnings per share	$0.52	$0.38	$1.33	$1.04
Diluted earnings per share	$0.51	$0.38	$1.31	$1.02
Basic shares outstanding	75,821	77,516	75,725	77,510
Diluted shares outstanding	77,255	78,605	77,264	78,715

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RESMED INC. AND SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

(In US$ thousands except share and per share data)

	March 31, 2009	June 30, 2008
ASSETS
Current assets:
Cash and cash equivalents	$327,072	$321,078
Accounts receivable, net	195,986	192,200
Inventories	147,674	158,251
Deferred income taxes	35,539	31,355
Income taxes receivable	3,110	17,115
Prepaid expenses and other current assets	18,681	19,241

Total current assets	728,062	739,240

Property, plant and equipment, net	334,746	357,057
Goodwill	202,554	234,647
Other intangibles	33,599	46,771
Deferred Income taxes	19,955	16,162
Other assets	6,823	12,123

Total non-current assets	597,677	666,760

Total assets	$1,325,739	$1,406,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$51,235	$56,308
Accrued expenses	57,126	61,338
Deferred revenue	22,202	26,133
Income taxes payable	30,322	3,799
Deferred Income taxes	1,115	1,150
Current portion of long-term debt	66,565	43,865

Total current liabilities	228,565	192,593

Non Current Liabilities:
Deferred income taxes	13,126	18,333
Deferred revenue	15,277	15,673
Income taxes payable	3,438	3,837
Long-term debt	93,015	93,789

Total non-current liabilities	124,856	131,632

Total liabilities	353,421	324,225

Stockholders’ Equity:
Common Stock	303	304
Additional paid-in capital	510,380	468,346
Retained earnings	649,421	548,343
Treasury stock	(195,669)	(142,987)
Accumulated other comprehensive income	7,883	207,769

Total stockholders’ equity	972,318	1,081,775

Total liabilities and stockholders’ equity	$1,325,739	$1,406,000

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